Exhibit 3.1

CERTIFICATE OF CORRECTION TO

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

ARADIGM CORPORATION

The undersigned certify that:

1.	They are the President and the Secretary, respectively, of Aradigm Corporation, a California corporation (the “Corporation”).

2.	A Certificate of Amendment was filed with the Secretary of State of the State of California on August 23, 2013, and this Certificate of Amendment requires correction as follows:

“The first paragraph of Article III of the Amended and Restated Articles of Incorporation shall be amended to read in full as follows:

This corporation is authorized to issue two classes of stock to be designated, respectively “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is 1,006,830,627 shares. 1,001,830,627 shares shall be Common Stock. 5,000,000 shares shall be Preferred Stock.”

3.	The foregoing amendment of the Amended and Restated Articles of the Incorporation has been duly approved by the Board of Directors of the Corporation.

4.	The foregoing amendment of the Amended and Restated Articles of the Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the following amendment was 251,693,888; and the number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

Date: February 3, 2014

By:	/s/ Igor Gonda
	Name:	Igor Gonda
	Title:	President

By:	/s/ Nancy Pecota
	Name:	Nancy Pecota
	Title:	Secretary